Exhibit 99.1

                         NEWS RELEASE

Lincoln Financial Group Reports First Quarter 2008 Results
_____________________________________________
Long-term earnings drivers and capital position remain strong despite volatile markets

Year-over-year net flows up 57% in individual annuities and 27% in defined contribution

Philadelphia, PA, April 29, 2008 – Lincoln Financial Group (NYSE:LNC) today reported net income of $289 million, or $1.11 per diluted share, for the first quarter of 2008, versus $396 million, or $1.42 per diluted share in the prior-year quarter. Net income for the current quarter included net realized losses on investments and derivatives of $27 million, after tax, or $0.10 per diluted share, versus net realized gains on investments and derivatives of $17 million, after tax, or $0.06 per diluted share in the first quarter of 2007. Additionally, net income included a one-time cumulative charge from the adoption of  accounting standard SFAS 157 of $16 million, after tax and deferred acquisition costs (DAC), in the first quarter of 2008.

Income from operations for the first quarter of 2008 was $333 million, or $1.28 per diluted share, compared to first quarter 2007 income from operations of $371 million, or $1.33 per diluted share. Return on equity (ROE), based on income from operations, was 11.6% for the first quarter of 2008.

The table attached to this release defines and reconciles income from operations, ROE, and book value per share excluding accumulated other comprehensive income (AOCI), non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Income from operations in the first quarter of 2008 was negatively impacted by approximately $9 million, after tax, on a consolidated basis, due to adverse equity market returns. This estimate isolates the impact of the equity markets on account values and assets under management and represents only the related asset based fees earned and expenses incurred, after the associated DAC amortization.

The company recorded a loss of $5 million, pre tax, on alternative investments in the quarter, falling below long-term expectations of 10-12% returns on the nearly $800 million portfolio. In the 2007 quarter, income on alternative investments was $20 million, pre tax.

Dennis R. Glass, president and CEO, said, “Despite the impact of the capital markets on the current quarter’s results, our focused execution has delivered strong results in our underlying long-term earnings drivers. Individual annuity and defined contribution account balances benefited from strong net flows, reflecting our continued progress in wholesaler expansion and increased shelf space. Fundamentals were solid in both our individual life and group protection businesses with stable growth in universal life in-force and double-digit growth in group protection net earned premiums. While we are watching expenses closely, we continue to invest in our core strategic initiatives, including product development and distribution, to ensure continued growth in the business.”

Glass added, “Lincoln Financial’s capital position and investment portfolio remain solid, with a strong overall credit quality and manageable exposures to risky asset classes. We continue to closely monitor our portfolio and market conditions and remain comfortable with the positioning of our balance sheet. Despite the difficult market conditions, we returned $393 million to shareholders through stock repurchase and dividend payments in the first quarter of the year.”

Notable Items Affecting 1Q 2008 Income from Operations*

($ in millions except per share data)	After-tax Amount	EPS
Individual Life Insurance (DAC Unlocking, Mortality)	$(9)	$(0.03)
Other Operations (Expense Items)	(4)	(0.02)
Investment Management (Seed Capital)	(3)	(0.01)
Defined Contribution (DAC Unlocking)	(2)	(0.01)
Individual Annuities (Hedge Performance, DAC Unlocking, SFAS 157, 133)	10	0.04

Notable Items Referenced in the 1Q 2007 Press Release Affecting Income from Operations*

($ in millions except per share data)	After-tax Amount	EPS
Individual Annuities (Hedge Performance)	$4	$0.01
Individual Life (DAC Unlocking, Mortality)	3	0.01

*Excludes the equity market and alternative investment impacts referenced above.

First Quarter 2008 Segment Results
Individual Markets
Individual Annuities

Income from operations for the Individual Annuities segment was $129 million in the first quarter of 2008 versus $121 million in the year-ago period. Earnings were impacted by a decline in average variable account balances of $3.3 billion in the current period, a result of negative market returns partially offset by positive net flows. In addition, the current quarter benefited by approximately $10 million, after tax, from net notable items. Favorable hedge program performance related to the adoption of SFAS 157 and positive DAC unlocking were partially offset by the negative impact of SFAS 133 fair value accounting on liabilities related to indexed annuity products.

In the quarter, gross deposits were $3.0 billion, up 7% over the year-ago period. Net flows for the segment were up 57% to $1.2 billion, reflecting solid variable annuity product flows and lower fixed annuity product outflows. Strong deposits and net flows over the past four quarters contributed to a 12% increase in average variable account values over the prior-year period. Variable annuity product sales were $2.7 billion, reflecting successful launches in the Independent Planner channel and traction in the Bank channel, which grew sales 19% as compared to the first quarter of 2007.

Individual Life Insurance
Individual Life Insurance income from operations was $145 million, compared to $167 million in the first quarter of 2007. The current quarter’s results included a net negative impact of approximately $9 million, after tax, primarily related to negative DAC unlocking and unfavorable mortality experience. The segment was also impacted by negative returns on the alternative investment portfolio, as compared to especially strong returns in 2007.

Individual life insurance sales, reported as paid annualized premiums, were $145 million in the first quarter, down 29% from a strong first quarter of production in 2007. Life insurance sales experienced some adverse effects from the current economic conditions and a competitive pricing environment. MoneyGuard®, a universal life insurance policy with a long-term care rider, continued to post solid gains as sales increased 50% from the prior-year period.

Employer Markets
Defined Contribution

First quarter income from operations for Defined Contribution was $40 million, versus $50 million for the same period a year ago. Earnings were impacted by a decline in average variable account balances of $1.7 billion in the current period, a result of negative market returns partially offset by positive net flows. The 2008 quarter also included approximately $2 million, after tax, of negative DAC unlocking.

In the quarter, overall deposits were $1.6 billion, driving total net flows to $281 million, a 27% increase over the first quarter of 2007. Deposits in the mid-to-large market increased 8% to $769 million and net inflows were $610 million. Deposits in the micro-to-small market increased 9% to $499 million and net outflows were $70 million. Productivity gains in the mid-to-large and micro-to-small markets were partially offset by continued weakness in the Lincoln Multi-Fund® Variable Annuity, an older small-to-medium case retirement plan solution.

Executive Benefits
In the quarter, income from operations for Executive Benefits was $12 million, consistent with results in the first quarter of 2007.

Group Protection
For the first quarter, Group Protection’s income from operations was $26 million, versus $23 million in the prior-year period. Non-medical loss ratios in the 2008 quarter were 71.0% versus 72.7% in 2007.

Strong sales results in the fourth quarter of 2007 contributed to net earned premiums of $370 million in the first quarter, up 12% over the prior-year quarter. Annualized written premiums were $54 million, compared to $61 million in the 2007 quarter. The decline was driven by weak sales early in the quarter, which rebounded throughout the rest of the quarter.

Investment Management
The Investment Management segment reported income from operations of $12 million in the first quarter of 2008, compared to $16 million in the prior year period. The current quarter reflected the impact of volatile equity markets and the sale of certain fixed income assets in late 2007, both of which reduced asset levels and third-party investment advisory fees. Additionally, the equity markets resulted in negative returns on seed capital reducing income from operations by approximately $3 million, after tax in the current quarter.

Total deposits for the quarter were $4.7 billion compared to $6.0 billion a year ago. Retail sales were $3.5 billion, down modestly from the 2007 quarter, despite the challenging equity market environment. Total institutional deposits and net outflows were $1.2 billion and $510 million, respectively. Institutional equity inflows grew 13% to $986 million, reflecting new client fundings and the normal lumpiness of flows in this product line.

Lincoln UK
For the first quarter, the UK segment’s income from operations was $11 million, consistent with results in the first quarter of 2007.

Other Operations
The operating loss in Other Operations was $42 million in the quarter, versus $28 million in the prior-year quarter. The 2008 quarter was negatively impacted by approximately $4 million, after tax, primarily related to expenses and included approximately $15 million, pre tax, of merger-related expenses.

Capital and Share Repurchase
As of March 31, 2008, the book value per share of Lincoln National Corporation common stock, including AOCI, was $42.74, compared with $44.42 a year ago. Book value per share, excluding AOCI, was $43.98, compared with $41.98 a year ago.  Lincoln Financial repurchased 5.45 million shares in the first quarter at a total cost of $286 million.

Realized Gains and Losses/Impairment Charge
The company reported net realized losses on investments and derivatives of $27 million, after tax and DAC, in the quarter. Gross realized losses from the write downs for impairments were $92 million, pre tax and DAC, including write downs of $43 million for declines in values on securities for which the company is uncertain of its intent to hold until recovery.

2008 Outlook
Lincoln Financial does not expect material changes to its previous guidance except for those items noted below. Equity market sensitivity will be updated in the Form 10-Q for the quarter ended March 31, 2008, filed with the SEC.

Individual Life
•	Sales are expected to increase throughout the year as compared to first quarter results, benefiting from ongoing product enhancements and normal seasonality trends.

Employer Markets
•	Fixed annuity spreads are expected in the 210-220 basis point range, reflecting continued pressure on portfolio yields mitigated somewhat by anticipated crediting rate action.

Investment Management
•	Investment Management income from operations is expected to be in the low to mid $50 million range, reflecting the equity market declines in the first quarter of the year.
•	Pre-tax operating margins are expected in the range of 15-17%, recognizing results are sensitive to equity market movements.

Merger Integration
·	Merger-related expenses are expected to range from $15-20 million, pre tax, in the second quarter.

Capital Management
•	Lincoln Financial intends to repurchase approximately $200-300 million of stock during the remainder of 2008.

This outlook contains estimates that are forward-looking, and actual results may differ materially. Lincoln Financial’s actual experience in 2008 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time.  Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln Financial Group will discuss the company’s first quarter results and outlook for 2008 with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, April 30, 2008.
Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

- Dial:	(877)-627-6590 (Domestic)
(719)-325-4848 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its first quarter 2008 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of Lincoln Financial Group had assets under management of $225 billion as of March 31, 2008. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents GAAP net income excluding, as applicable, realized gains and losses on investments and derivatives, initial impact of the adoption of changes in accounting principles, reserve changes on business sold through reinsurance, gains and losses on the sale of subsidiaries and blocks of businesses, losses on early retirement of debt and income (loss) from discontinued operations.  The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarters Ended
($ in millions, except per share data)	March 31,
	2008	2007
Net Income	$289	$396
Less:
Realized gain (loss) on investments and derivatives	(27)	17
Net gain on reinsurance
derivatives/trading account securities	1	-
Gain on sale of subsidiaries/businesses	2	-
Income (loss) from discontinued operations	(4)	8
Initial impact of the adoption of SFAS 157	(16)	-
Income from Operations	$333	$371

Earnings Per Share (diluted)
Net income	$1.11	$1.42
Income from operations	$1.28	$1.33

Average Equity
(Excluding AOCI)	$11,451	$11,480

Return on Equity
Net income	10.1%	13.8%
Income from operations	11.6%	12.9%

Definition of Book Value per share excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to the business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2008 and 2007 is set forth below.

	As of
	March 31,
	2008	2007
Book value per share, including AOCI	$42.74	$44.42
Per share impact of AOCI	(1.24)	2.44
Book value per share, excluding AOCI	$43.98	$41.98

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarters Ended
($ in millions, except per share data)	March 31,
	2008	2007

Revenues	$2,524	$2,628
Net Income	289	396

EPS - Basic	$1.12	$1.44
EPS - Diluted	1.11	1.42

Average Shares - Basic	258,110,435	274,889,645
Average Shares - Diluted	259,914,453	279,476,814

Forward-Looking Statements—Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln’s fixed annuity and life insurance businesses and demand for Lincoln’s products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln’s products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln’s variable annuity products;

•
Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln’s assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of investor-owned life insurance business;

•
Changes in GAAP that may result in unanticipated changes to Lincoln’s net income, including the impact of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities;”

•
Lowering of one or more of Lincoln’s debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln’s companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions, including Lincoln’s ability to successfully integrate Jefferson-Pilot’s businesses, to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, war or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln’s business resulting from changes in the demographics of Lincoln’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the report.